PROSPECTUS SUPPLEMENT

(To Prospectus dated July 2, 2014)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194745

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 45,600,000 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus of Arch Therapeutics, Inc. (“the “Company”, “we”, “us”, or “our”) dated July 2, 2014 contained in our Registration Statement on Form S-1 (File No. 333-194745)) (the “Prospectus”) with the following attached documents:

A.	Our Current Report on Form 8-K dated July 7, 2014

The attached information amends and supplements certain information contained in the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

Our common stock is traded on the OTC Markets Group Inc.’s OTCQB tier under the symbol “ARTH”. On July 3, 2014 the closing price of our common stock was $0.22 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 1 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 7, 2014

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K dated July 7, 2014	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2014

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178883	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 William Street, Suite 270
Wellesley, Massachusetts	02481
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b): Effective July 7, 2014, Arch Therapeutics, Inc. (the “Company”) and Alan T. Barber have mutually agreed to terminate Mr. Barber’s employment relationship with the Company. In connection with such termination, Mr. Barber’s Executive Employment Agreement with the Company, dated June 26, 2013, has also been terminated. Mr. Barber served as the Chief Financial Officer of the Company from June 26, 2013 until the effective date of his termination. Mr. Barber will continue to provide services for the Company as a consultant, which will include assistance to the Company’s Chief Executive Officer, Chief Financial Officer and other members of the Company’s financial team.

(c): Also effective July 7, 2014, the Company has appointed Mr. Richard E. Davis as its Chief Financial Officer and Treasurer. The Company issued a press release announcing the appointment of Mr. Davis on July 7, 2014, which is attached hereto as Exhibit 99.1.

Mr. Davis, 56, brings a successful record of more than 25 years of progressive and diversified business, financial and operational leadership within both publicly traded and privately held domestic and multinational companies. Most recently, he has served as an independent advisor to small and mid-size companies through his firm Rolling Management from July 2011 through July 2014, assisting with operations, strategic and operation planning, accounting, financial reporting, investor and banking needs. In such role, Mr. Davis has provided advisory services, in a consulting capacity, for the Company since April2014. Prior to that, from February 2001 until June 2011, he was President, Chief Operating Officer and Chief Financial Officer at NMT Medical, Inc., a NASDAQ-listed medical device company. In this role he developed and executed strategic and operational plans that contributed to revenue growth, periods of profitability and analyst coverage from five major investment firms; directed the stabilization of a French subsidiary; and led successful efforts in raising capital from institutional investors to fund ongoing FDA-approved clinical trials. Prior to that, he was Vice President and Chief Financial Officer at Q-Peak, Inc., a developer and marketer of laser technology, where he oversaw all financial and administrative functions. Earlier, he worked in a variety of senior level positions at the Coleman Company, a camping equipment company, and The TJX Companies, Inc., an international retail company. He holds a Master of Business Administration degree with a Finance concentration from Boston College and a Bachelor of Business Administration degree from the University of Massachusetts Amherst.

There are no family relationships between Mr. Davis and any of the Company’s other officers or directors, and except as expressly described in this report the Company is not aware of any transaction relating to Mr. Davis that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with Mr. Davis’s appointment, the Company has entered into an executive employment agreement with Mr. Davis. The agreement continues until terminated by the Company or by Mr. Davis. Pursuant to the terms of the agreement, (a) Mr. Davis is entitled to an initial annual base salary of $200,000, (b) is eligible to receive an annual cash bonus in an amount of up to 25% of Mr. Davis’s then-current annual base salary, to be awarded at the sole discretion of the Company’s Board of Directors, and (c) is eligible for benefits generally made available to similarly situated executives of the Company, including participation in equity compensation or other incentive plans subject to the discretion and approval of the Company’s Board of Directors. In addition, the agreement provides that, on or as soon as practicable after the commencement date of his employment with the Company, Mr. Davis will be granted a stock option award under the Company’s 2013 Stock Incentive Plan (the “Plan”) to purchase up to 500,000 shares of the Company’s common stock, which award is to vest over a three-year period with 25% of the shares subject to the award to vest on July 7, 2014 and the remaining 75% of the shares subject to the award to vest in 24 equal monthly installments commencing on July 7, 2015. Such stock option award was approved by the Board of Directors with a date of grant of July 7, 2014 and an exercise price per share of $0.22.

If the employment agreement is terminated by the Company at any time after August 7, 2014 other than “For Cause” (as defined in the agreement), or if the employment agreement is terminated by Mr. Davis at any time for “Good Reason” (as defined in the agreement), then Mr. Davis, upon signing a release in favor of the Company, would be entitled to severance in an amount equal to six months of Mr. Davis’s then-current annual base salary payable in the form of salary continuation. In the event of a termination by the Company at any time after August 7, 2014 other than For Cause, Mr. Davis will also be entitled to receive monthly payment of his health, dental and vision benefits coverage premiums until the earlier of (i) 12 months following the date of such termination, or (ii) the date Mr. Davis becomes covered under another employer’s health plan. In addition, the agreement provides that, in the event of a “Change in Control” of the Company (as defined in the Plan) or a termination of the agreement by the Company other than For Cause, all unvested shares subject to then outstanding equity grants to Mr. Davis, if any, shall accelerate and become fully vested.

The employment agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is the executive’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person, the executive’s willful engagement in conduct that is in bad faith and materially injurious to the Company, the executive’s commission of a material breach of the employment agreement, the executive’s willful refusal to implement or follow a lawful policy or directive of the Company, or the executive’s engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; and (b) “Good Reason” is, without the executive’s written consent, a greater than 15% reduction in the executive’s annual base salary during the first 18 months of employment with the Company, a relocation of the executive to a facility or location that is more than 50 miles from his primary place of employment and results in an increase in one-way driving distance by more than 50 miles (provided that any such relocation shall not constitute Good Reason if the executive is permitted to perform his duties remotely from or near his home for two weeks or more per month), or a material and adverse change in the executive’s authority, duties, or responsibilities with the Company or reporting relationship within the Company.

The foregoing description of the terms of Mr. Davis’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement, effective July 7, 2014, by and between Arch Therapeutics, Inc. and Richard E. Davis
99.1	Press Release issued by Arch Therapeutics, Inc. on July 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: July 7, 2014	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

ARCH THERAPEUTICS, INC.

Executive EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 7, 2014 (the “Effective Date”), by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Richard E. Davis (“Executive”), with respect to the following facts:

A. Prior to the Start Date (as defined below), Executive has performed certain consulting services for the Company in the capacity of an independent contractor; and

B. The Company and Executive mutually desire that, effective as of the Start Date, Executive’s independent contractor relationship with the Company shall terminate and Executive shall commence service for the Company as an employee pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1.	Duties.

(a) Position. Executive shall serve as the Company’s Chief Financial Officer and Treasurer and shall perform such duties and have such responsibilities of an executive nature as customarily performed by a person holding such office, it being recognized that the Executive’s duties and responsibilities, consistent with his titles hereunder, may be changed from time to time by the Chief Executive and/or the Company’s Board of Directors (or any committee thereof). Examples of such duties and responsibilities include, without limitation, overseeing activities of members of the Company’s finance team and external finance partners; assisting the Chief Executive Officer and others with respect to financial transactions; assisting the Chief Executive Officer in managing activities related to investor relations, stock transfer agents, corporate and investor communications, administration, and human resources; and other activities as they arise. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities and agrees to and shall devote his full business time, attention and effort to the business of the Company, its subsidiaries as directed, and other assignments as directed by the Chief Executive Officer. Executive will report to the Chief Executive Officer. It is anticipated that, and Executive acknowledges and agrees that, Executive’s duties and responsibilities may require significant travel, the amount and nature of which shall vary from time to time.

(b) Best Efforts. Executive will expend his best efforts on behalf of the Company in connection with his employment and will abide by all of the Company’s applicable employment policies and decisions made by Board of Directors (or any committee thereof), as well as all applicable federal, state and local laws, regulations or ordinances.

(c) Start Date. Executive agrees that he will commence his employment relationship with the Company as of July 7, 2014 (the “Start Date”).

(d) Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with or is inconsistent with Executive’s performance of this Agreement or interferes with Executive’s duties and responsibilities hereunder or creates a conflict of interest with the Company.

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(e) No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s duties under this Agreement shall not violate any obligations Executive has to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	Compensation.

(a) Annual Base Salary. As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial base annual salary of two-hundred thousand dollars ($200,000.00), starting as of the Start Date, (the “Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

(b) Annual Bonus. Executive shall be eligible at the sole discretion of the Board of Directors (or any committee thereof) to receive an annual cash bonus in an amount up to 25% of his then-current Annual Base Salary (the “Annual Bonus”), prorated by the sum of the Executive’s duration of employment and time as both a contractor and a consultant. The actual amount of the Annual Bonus will be determined by the Board of Directors (or any committee thereof) based on Executive’s achieving Company and personal goals established and mutually agreed in good faith between the Executive and the Company. If awarded, the Annual Bonus will be paid on or before March 15 of the year following the year in which the Annual Bonus was earned. Executive’s eligibility to receive the Annual Bonus will commence in the calendar year of execution of this Agreement.

(c) Annual Review of Base Salary. Executive’s Annual Base Salary will be reviewed by the Board of Directors (or any committee thereof), with such input as it may request from the Company’s Chief Executive Officer, from time to time but at least on an annual basis, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees.

(d) Equity Grants. Subject to approval by the Board of Directors, Executive shall be eligible to receive a non-qualified stock option (the “Initial Option”) for 500,000 shares of the Company’s common stock (the “Shares”), to be granted on or as soon as practicable after the Start Date and to be granted under and in accordance with the terms, definitions and provisions of the Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”) and the applicable stock option agreement executed and delivered by Executive and the Company; provided, however, that in the event of any conflict between the terms of the Plan or such stock option agreement and this Agreement, the terms of this Agreement shall prevail and govern. The Initial Option will vest over a period of three (3) years, with a vesting schedule as follows: 25% of the Shares subject to the Initial Option shall vest on the Vesting Commencement Date, and 1/24th of the remaining unvested Shares subject to the Initial Option shall vest commencing on the one-year anniversary of the Vesting Commencement Date and on each of the next twenty-three (23) monthly anniversaries thereafter, subject to Executive’s continued service for the Company through each vesting date. The “Vesting Commencement Date” of the Initial Option shall be the Start Date. The exercise price of the Initial Option shall be equal to the “Fair Market Value” of the Company’s common stock (as such term is defined in the Plan) on the date of grant of the Initial Option. In the event (i) of a Change of Control (as such term is defined in the Plan) or (ii) Executive’s employment is terminated by the Company other than For Cause (as defined in Section 4 below), then, in any such case, 100% of the number of unvested Shares then subject to the Initial Option and then subject to any other then-outstanding stock option or other equity award that may have been granted to Executive under or outside of the Plan shall accelerate and become vested as of the date of such event.

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3.	Benefits.

(a) Health and Welfare Benefit Plans. Executive shall be eligible to participate in health, dental and vision and other benefits on the same or substantially similar terms as those provided to the other executive officers of the Company.

(b) Customary Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. Executive shall be eligible to participate in any equity compensation or incentive plans that the Company has adopted or may adopt in its sole discretion that are applicable to similarly-situated executives, subject in all cases to approval by the Board of Directors (or any committee thereof) of any grant thereunder.

(c) Business Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines. Executive will use his best efforts to manage expenses for cost containment while traveling and will confer with the Chief Executive Officer or seek other input from the Company as required regarding travel and other business expenditures.

(d) Vacation. Executive shall be entitled to paid vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect. Initially Executive will be granted four (4) weeks of paid vacation per annum and ten (10) additional days of paid time-off per annum, subject to constraints that arise because of Executive’s role or the Company’s then-current circumstances. Unused paid vacation or additional days of paid time-off may be carried into the subsequent year to the extent permitted by applicable law and established practices of the Company.

4.	At-Will Employment; Termination of Employment.

(a) At-Will Employment; Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time with two weeks’ advance written notice (except as set forth in Section 4(c) when the Company may terminate Executive without any advanced notice), for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

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(b) Severance Upon Termination By Company Other Than For Cause, By Death or By Disability. Except in situations where the employment of Executive is terminated For Cause, by death, or by Disability (as those terms are defined below), in the event that the Company terminates Executive’s employment at any time after the thirty (30) calendar day anniversary of the Start Date and subject to Section 4(i) and Employee’s continued compliance with Sections 4(h), 5 and 6, Executive shall be eligible to receive an amount equal to six months of Executive’s then-current Annual Base Salary, payable in the form of salary continuation in accordance with the Company’s regular payroll practices (“Severance”). In addition, if Executive elects to continue his group health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will pay Executive’s COBRA premiums for coverage until the earlier of (i) the end of the twelve (12) month period following the date of such termination; or (ii) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that such payments are no longer exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or may be subject to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, by death or by Disability or if Executive’s employment is terminated by Executive (except as provided in Section 4(g) below).

(c) Termination By Company For Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty calendar days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty calendar days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

(d) Termination By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive is entitled up through the date of termination. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(d) shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(e) Termination By Disability. If Executive becomes eligible for the Company’s long-term disability benefits, if any, or if Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disabilty”), then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(e) shall affect Executive’s rights under any disability plan in which Executive is a participant.

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(f) Termination By Executive Other Than for Good Reason. Executive may terminate employment with the Company at any time, for any reason or no reason at all, with four (4) weeks’ advance written notice of any termination by Executive other than for Good Reason (as defined below). During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period but not less than two (2) weeks after the date such notice is provided, in which case Executive would receive compensation only up through the effective date of termination of his employment. Thereafter all obligations of the Company shall cease.

(g) Severance Upon Termination By Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) if during the first 365 days of employment, a reduction in Executive’s then-current Annual Base Salary comparable to reductions generally applicable to similarly-situated executives of the Company if such reduction is greater than 15%; (ii) the relocation of Executive to a facility or location that is more than fifty (50) miles from his primary place of employment and such relocation results in an increase in Executive’s one-way driving distance by more than fifty (50) miles; provided that this clause (ii) shall not constitute “Good Reason” if Executive is permitted to perform his duties and responsibilities hereunder remotely from or near his home for approximately two weeks or more per month; (iii) a material and adverse change in Executive’s authority, duties, or responsibilities with the Company or a material and adverse change in Executive’s reporting relationship; in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within thirty (30) business days after Executive gives the Company notice of such event, which must be given within ninety (90) days after the event giving rise to the claim of Good Reason occurs. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (A) Executive gives notice of termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (B) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s notice of termination (the “Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Upon Executive’s termination of his employment for Good Reason and subject to Section 4(i) and Employee’s continued compliance with Sections 4(h), 5 and 6, Employee will be eligible to receive Severance on the same terms and conditions set forth in Section 4(b) above.

(h) Termination Obligations

(i) Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

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(ii) Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(i) Release. The receipt of any payment pursuant to this Section 4 shall be subject to Executive timely signing and not revoking a standard release of all claims in a form reasonably satisfactory to the Company and attached hereto as Annex B (the “Severance Release”). To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the Severance Date (the “Severance Release Deadline”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, Executive hereby forfeits any rights to the Severance benefits described in this Section 4. In no event will any Severance benefits be paid under this Section 4 until the Severance Release becomes effective and irrevocable. Subject to Annex A attached hereto, Severance benefits shall commence once the Severance Release becomes effective and irrevocable.

(j) Exclusive Remedy. Executive agrees that the payments and benefits contemplated by this Section 4 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.	Inventions and Proprietary Information; Prohibition on Third Party Information

(a) Proprietary Information Agreement. Executive shall sign and be bound by the terms of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement (the “Proprietary Information Agreement”) in the form attached hereto as Annex C.

(b) Non-Disclosure of Third Party Information. Executive represents, warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including without limitation any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6.	General Provisions.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

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(b) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties agree that any unenforceable provision shall be reformed and construed to the maximum extent permitted by law or if such provision or term is not reformable then it shall be deemed not to be a part of this Agreement. The parties agree that if any court of competent jurisdiction determines that any part or provision of this Agreement is void or unenforceable, such court may substitute therefore lawful and enforceable provisions that so far as possible result in the same effect and the parties agree to be bound by such determination.

(d) Headings. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

(e) Governing Law; Venue; Dispute Resolution. Except as expressly provided otherwise in this Agreement, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. The parties agree that in any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable and documented attorneys’ fees, in addition to any other relief to which that party may be entitled. If a claim, dispute or any other matter, other than a breach under the Proprietary Information Agreement, involving a difference between the parties arises in connection with this Agreement or in relation to the parties’ performance or failure to perform their obligations hereunder (a “Disputed Matter”), the parties agree that they shall, prior to taking any legal action to enforce the parties’ rights, meet to discuss the circumstances giving rise to the Disputed Matter and shall attempt in good faith to resolve the Disputed Matter without resorting to formal adjudication and enforcement mechanisms. A party desiring such a meeting shall give the other written notice of its request for a meeting, which notice shall include a description of the Disputed Matter and shall propose a place, date and time for the meeting. The party receiving that notice shall respond to it in writing, within seven (7) days of its receipt of such notice, confirming the place, date and time of the proposed meeting or proposing other arrangements for that meeting. The meeting will be held within ten (10) business days after the date on which the first notice was received by the party to whom that notice was directed. The party receiving such a notice may, in its response to the notice, describe other Disputed Matters that it wishes to address in such a meeting. In the case of any Disputed Matter that cannot be resolved as provided for hereinabove, parties agree to pursue resolution of the Disputed Matter through the courts with applicable law and jurisdiction as provided hereinabove.

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(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.

(g) Survival. Sections 4, 5 and 6 of this Agreement (including the terms and provisions of the Proprietary Information Agreement as set forth therein) shall survive Executive’s employment by the Company.

(h) Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service requiring the signature of recipient; or (iii) when received by the addressee, if sent by United States first class registered or certified mail, return receipt requested postage prepaid, to the principal address of the other party set forth below, or to such other address as either party shall have furnished to the other in writing in accordance herewith. An email or telesfacsimile transmission shall not constitute a valid notice hereunder but may be sent to the other party merely as a courtesy.

If to Executive to:

Richard Davis

2 Rolling Drive

Framingham, MA 01701

Email: redav@aol.com

If to the Company to:

Arch Therapeutics, Inc.

Attn: President and Chief Executive Officer

20 William Street, Suite 270

Wellesley, MA 02481

Email: twn@archtherapeutics.com

Facsimile No.: 617.431.2307

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(i) Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company or any of the Company’s affiliates and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement and any agreement relating to any stock option or other equity award that may be granted to Executive). Without limiting the generality of the foregoing, this Agreement and the employment relationship governed hereby shall supersede and replace in its entirety any agreements relating to Executive’s former independent contractor relationship with the Company. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Except as otherwise expressly provided herein, any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT IN FULL, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EXECUTIVE

By:	/s/ Richard E. Davis
Name:	Richard E. Davis

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi
Name:	Terrence W. Norchi, MD
Title:	President and CEO

[Signature Page to Executive Employment Agreement]

ANNEX A

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no Severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other Severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no Severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any Severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified Executive” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven (7) months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

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The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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ANNEX B

FORM OF RELEASE AGREEMENT

In connection with the termination of that certain Executive Employment Agreement, dated July 7, 2014, by and between the parties hereto (the “Employment Agreement”) and the termination of the employment relationship governed thereby, in consideration of the mutual covenants set forth herein and therein, Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Richard E. Davis (“Executive”) hereby agree to the terms and conditions set forth in this Release Agreement (this “Agreement”).

1. Release. Executive, on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and forever and fully, generally and specifically, and separately and collectively, releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, affiliated companies, officers, directors, agents, stockholders, insurers, executors, attorneys, administrators, predecessors, successors, assigns, past and present, and each of them, as well as its and their assignees and successors (collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and liabilities of every kind and nature, at law, in equity or otherwise, known and unknown, discoverable and undiscoverable, suspected and unsuspected, disclosed and undisclosed, fixed or contingent, which Executive or his successors and assigns ever had, now has, or hereafter can, shall or may claim to have (collectively, the “Claims”), existing as of the date of this Agreement and arising out of or in any way connected with the Employment Agreement, Executive’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other Claims resulting from or arising out of any act or omission by or on the part of any Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, The Massachusetts Fair Employment Practices Act, M.G.L 151B or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to Executive’s right to enforce any obligation of the Company to Executive pursuant to Section 4 of the Employment Agreement or to Executive’s right to file a charge of discrimination with the U.S. Equal Opportunity Commission (“EEOC”) or with any state or local anti-discrimination agency or to participate in an investigation conducted by the EEOC or any such agency; provided further, that Executive hereby agrees to waive his right to any damages or other recovery resulting from any action brought by the EEOC or any other state or local agency on his behalf or on behalf of a class of which he may be considered a member.

2. Acknowledgement. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified (collectively, the “Released Claims”). Accordingly, Executive, on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby expressly acknowledges that the release set forth in Section 1 is intended to include a release of presently unknown and unsuspected claims and expressly waives any and all rights that may exist under any state or federal statute or common law principle to the contrary, and expressly acknowledges that he later may discover or sustain Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement, which are unknown and unanticipated as of the date hereof or are not presently capable of being ascertained and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive acknowledges that this Agreement has been negotiated and agreed in light of that realization and hereby waives, as to the Released Claims, any Claims that might arise as a result of such different or additional Claims or facts.

3. ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges, agrees and understands that:

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(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on [___________, 20__] and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement, and this Agreement will not become effective or enforceable until such seven (7) day revocation period has expired.

4. Defense Against Future Suit. This Agreement may be pleaded as a full and complete defense to, and Executive hereby consents that it may be used as the basis of dismissal of, any action, suit, or proceeding based on any claims whatsoever released by this Agreement.

5. Remedies; Waiver. In the event Executive commits a breach of any term(s) of this Agreement: (i) the damaged party, whether the Company or any of the Company Releasees, shall be entitled to recover from Executive all of the attorneys’ fees and costs incurred in bringing a successful action on such breach, and (ii) such breach shall cause automatic and immediate termination of the Independent Contractor Agreement between Executive and the Company. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver that may be given by a party hereunder will be applicable except in the specific instance for which it is given.

6. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts without regard to Massachusetts principles of choice of laws applicable in such jurisdiction and, in enforcing such governing laws, any court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under similar circumstances. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7. No Transferred Claims. Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

8. Miscellaneous. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law. This Agreement may be amended only in a written instrument executed and delivered by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of Massachusetts that the foregoing is true and correct.

EXECUTED this                         day of                               20    .

Executive:

[Name]

Company:

By: [Name]
Its: [Title]

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ANNEX C

ARCH THERAPEUTICS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name: Richard E. Davis

In consideration of my employment by Arch Therapeutics, Inc., a Nevada corporation (the “Company”), I hereby agree to the restrictions and obligations placed by the Company on my use and development of certain information, technology, ideas, inventions and other materials, as set forth in this Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”). As used herein: the use of the term “Company” shall include the Company’s subsidiary and affiliates in all instances unless the context otherwise requires; and the term “affiliates” shall mean, with respect to the Company, any person that directly or indirectly controls, is controlled by, or is under common control with, the Company, such that a person shall be regarded as in control of another person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other person by any means whatsoever.

1. At-Will Employment. I acknowledge that nothing in this Agreement shall be construed to imply that the term of my employment is guaranteed for any period of time. Unless otherwise stated in a written agreement signed by a duly authorized representative of the Company other than me, my employment is “at-will” and may be terminated with or without cause and with or without notice.

2. Proprietary Information.

(a) Definition. I understand that the term “Proprietary Information” in this Agreement means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Proprietary Information includes, but is not limited to, the following types of information and materials: (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (iv) personnel files and information about compensation, benefits and other terms of employment of the Company’s other employees and independent contractors; and (v) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

(b) Exclusions. Proprietary Information does not include any information or materials that I can prove by reasonable written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. However, to the extent the Company owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Proprietary Information until such time as that duty of confidentiality terminates or expires. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.

Proprietary Information shall not be deemed to be within the exception (b) (i) above merely because it may be in the public domain. Proprietary Information embodied within a combination of features available in separate places within the public domain shall not be deemed to be within the foregoing exception unless the combination of features itself is in the public domain in a unitary disclosure, patent and or publication.

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Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit me from disclosing Proprietary Information of the Company if I am required to disclose such information by a court of law or governmental agency upon advice of my or Company’s legal counsel, provided however, that I shall notify the Company in writing prior to the disclosure of the Proprietary Information and allow the Company the opportunity to contest and avoid such disclosure at the Company’s sole expense, by protective order or otherwise, and further provided that, in any event, I shall be compelled to make such disclosure that I shall disclose only that portion of such Proprietary Information that it is legally required to be disclosed in order for me to comply with such order or ruling.

(c) Prior Knowledge. Except as disclosed on Schedule A to this Agreement, to my knowledge, I have no information or materials pertaining in any manner to the business of or used by the Company, other than information I have learned from the Company in the course of being hired and employed.

3. Restrictions on Proprietary Information.

(a) Restrictions on Use and Disclosure. I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information in strict confidence and I will not use, reproduce, disclose or deliver, directly or indirectly, any Proprietary Information except to the extent necessary to perform my duties as an employee of the Company or as permitted by a duly authorized representative of the Company. I will use my commercially reasonable efforts to prevent the unauthorized use, reproduction, disclosure or delivery of Proprietary Information by others.

(b) Location. I agree to maintain at my workstation and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.

(c) Third Party Information. I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company may owe a duty of confidentiality. In addition to the restrictions set forth in this Section 3, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.

(d) Interference with Business. I acknowledge that, because of my responsibilities at the Company, I will help to develop, and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove. I also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, I agree as follows:

(i) I shall not, during my employment or for a period of one year following termination of my employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, independent contractor or consultant of the Company who was employed by or affiliated with the Company at the time of my termination to leave the Company or terminate his or her employment or relationship with the Company.

(ii) I shall not, following the termination of my employment with the Company for any reason, use the Company’s Proprietary Information or trade secrets so as to engage in unfair competition to solicit any of the Company’s customers, clients, vendors, business partners, or suppliers, or otherwise interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.

I understand and agree that nothing in this Section 3 limits or modifies in any way my duties under any other Section of this Agreement or any applicable law regarding the Company’s Proprietary Information.

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4. Privacy; Protection of Personal Information.

(a) Privacy. I acknowledge that the Company may access all information and materials generated, received or maintained by or for me on the premises or equipment of the Company (including, without limitation, computer systems and electronic or voice mail systems), and I hereby waive any privacy rights I may have with respect to such information and materials.

(b) Protection of Personal Information. During my employment with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company. I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

(c) Definition of Personal Information. “Personal Information” means personally identifiable information about employees, independent contractors or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.

5. Inventions.

(a) Definitions.

(i) I understand that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable.

(ii) I understand that the term “Intellectual Property Rights” in this Agreement means any and all (A) patents, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof); (B) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (C) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (D) rights in trade secrets and other confidential information and know-how in the United States and all other countries throughout the world; (E) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (F) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing; (G) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (H) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.

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(b) Assignment. I hereby assign automatically upon creation to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all Intellectual Property Rights) in and to (a) all Inventions that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of my employment with the Company, whether before or after the execution of this Agreement, if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company (collectively, the “Company Inventions”), and (b) all benefits, privileges, causes of action and remedies relating to the Company Inventions, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. I agree that all such Company Inventions are the sole property of the Company or any other entity designated by it, and all Intellectual Property Rights shall vest in and inure to the benefit of the Company or such other entity. I agree and acknowledge that all copyrightable Company Inventions shall be considered works made for hire prepared within the scope of my employment.

(c) License. If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Company Invention, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Company Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to such Company Invention.

(d) Records; Disclosure. I agree to keep and maintain adequate and current written records regarding all Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company. I agree to make available such records and disclose promptly and fully in writing to the Company all such Inventions, regardless of whether I believe the Invention is a Company Invention subject to this Agreement, and the Company will examine such disclosure in confidence to make such determination. Any such records related to Company Inventions shall be the sole property of the Company.

(e) Assistance and Cooperation. I agree to cooperate with and assist the Company, and perform, during and after my employment, all acts deemed necessary or desirable by the Company, to apply for, obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the full benefits, enjoyment, right, title and interest throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of assignments of title and other documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any such document, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized representatives as my agent and attorney-in-fact, with full power of substitution and delegation, to undertake such acts in my name as if executed and delivered by me (which appointment is coupled with an interest), and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may have or may later have for infringement of any Intellectual Property Rights in or to the Company Inventions. The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

(f) Moral Rights. To the extent allowed by applicable law, the assignment of the Company Inventions includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights. I hereby authorize the Company to publish the Company Inventions in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Company Inventions or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Company Inventions, and I will confirm any such ratifications and consents from time to time as requested by the Company.

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(g) Excluded Inventions. I agree to identify in Schedule A all Inventions, if any, that I wish to exclude from the scope of this Agreement, including all Inventions made, conceived, discovered or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Excluded Inventions”). I represent and warrant that such list is complete and accurate, and I understand that by not listing an Invention I am acknowledging that such Invention was not made, conceived, discovered or developed prior to my employment by the Company.

(h) Employee Inventions and Third Party Inventions. I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Inventions any Invention owned by me or in which I have an interest (“Employee Invention”) or owned by a third party (“Third Party Invention”). If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Inventions an Employee Invention, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to any such Employee Invention.

(i) Representations; Warranties and Covenants. I represent, warrant and covenant that: (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Company Inventions that are copyrightable works are my original works of authorship; and (iii) neither the Company Inventions nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(j) Adequate Consideration. I acknowledge that the Company Inventions and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary and other compensation I receive from the Company for my employment with the Company includes fair and adequate consideration for all assignments, licenses and waivers hereunder.

6. Prohibition on Disclosure or Use of Third Party Confidential Information. I will not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or materials belonging to others (including without limitation any former employers) at any time, nor will I use any such information or materials in the course of my employment with the Company. I acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such information or materials, and I will immediately inform my supervisor in the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any such information or materials.

7. No Conflicts; Former Agreements. I represent and warrant that I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and that my employment and my performance of the terms of this Agreement will not require me to violate any obligation to or confidence with another. I agree I will not enter into any oral or written agreement in conflict with this Agreement. Except as disclosed on Schedule A to this Agreement, I represent and warrant that I have not entered into any other agreements or relationships with or commitments to any other person or entity regarding proprietary information or Inventions.

8. Third Party and Government Contracts. I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain Intellectual Property Rights will be required to be protected, assigned, licensed, or otherwise transferred. I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

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9. Termination; Return of Materials. I agree to promptly return all property of the Company, including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written or tangible materials containing Proprietary Information in my possession upon termination of my employment for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Company Invention. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 5(c) above. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto. I agree that after the termination of my employment, I will not enter into any agreement that conflicts with my obligations under this Agreement. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

10. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under prevailing law governing the protection of trade secrets or other Intellectual Property Rights. In addition, I acknowledge that any breach by me of this Agreement could cause irreparable injury to the Company for which pecuniary compensation might not afford adequate relief and for which it might be difficult to ascertain the amount of compensation which would afford adequate relief to the Company. Therefore, I agree that if I breach any provision of this Agreement, the Company shall be entitled to seek injunctive or other equitable relief to remedy any breach or prevent any threatened breach of this Agreement. This remedy will be in addition to any other remedies available to the Company at law or in equity. The parties agree that in any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable and documented attorneys’ fees, in addition to any other relief to which that party may be entitled.

11. Waiver of Jury Trial. I HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12. Non-Competition

(a) Customers. The Employee agrees that during the term of his or her employment with the Company and for a period of twelve (12) months from the date when such engagement terminates, he or she will not, directly or indirectly, for himself or herself (whether as an individual or a partner) or on behalf of or in conjunction with any other business, person or entity, request or advise any of the Company's Customers to discontinue, withdraw or cancel any of their business with the Company or cause anyone else to do so. For purposes of this Article 2, the term "Customers" shall mean all customers and clients of the Company at any time the Employee was employed at the Company.

(b) Employment. During Employee’s employment by the Company and for a period of thirty six (36) months commencing on the termination of engagement with the Company, Employee may not (whether as an Contractor, agent, servant, owner, partner, consultant, independent contractor or representative, or in any other capacity whatsoever) participate in or be employed by or provide services to any other entity or person that engages in any business which develops, sells or otherwise uses self-assembling peptides or peptidomimetic for use in hemostasis, sealing of tissues, cell or tissue preservation, cell or tissue regeneration, wound care, cell or tissue scaffolding, prevention of adhesions, or stasis and barrier applications, unless Employee obtains prior written consent from the President of the Company. Employee agrees that, given the global nature of the work to be performed by Contractor, any geographical limitations on this non-competition agreement are inappropriate.

(c) Company Employees. During Employee’s employment by the Company and for a period of twelve (12) months commencing on the termination of employment by the Company, Employee may not, directly or indirectly, entice, solicit or encourage any Company employee to leave the employ of the Company, or any independent contractor to sever his or her engagement with the Company, nor may Employee, directly or indirectly, be involved in the recruitment of any Company employee, or any independent contractor who is then engaged by the Company, on behalf of any person or entity other than the Company, absent express, prior written consent to do so from the President of the Company.

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(d) No Unfair Competition. The Employee hereby acknowledges that the sale or unauthorized use or disclosure of any Confidential Information obtained by the Employee by any means whatsoever, at any time before, during or after the Employee’s employment shall constitute unfair competition. The Employee shall not engage in any unfair competition while with the Company either during the Employee’s employment with the Company or at any time thereafter.

(e) Reasonable Restrictions. It is agreed by both parties hereto that the restrictions set forth in Paragraph 10, 12, and 13 are reasonable and necessary to protect the confidentiality of the trade secrets, and other Confidential Information, acquired by the Employee in the course of employment with the Company.

13. Miscellaneous Provisions.

(a) Assignment; Binding Effect. I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign, delegate or otherwise transfer and shall not assign, delegate or otherwise transfer any rights or obligations under this Agreement. Any such assignment, delegation or other transfer shall be null and void. This Agreement may be assigned or transferred by the Company. Subject to the foregoing, this Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns, and shall be binding on me and my heirs, executors, administrators, devisees, spouses, agents, legal representatives and successors in interest.

(b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of law rules.

(c) Jurisdiction. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

(d) Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law, or if unenforceable then to construed as though not containing such offending provision and the remainder of this Agreement shall remain in full force and effect.

(e) Waivers. Delay or failure to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

(f) Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

(g) Entire Agreement; Amendment. This Agreement and the Executive Employment Agreement between the Company and me dated July 7, 2014, including without limitation the Schedules and Exhibits hereto, constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof and replaces and supersedes any prior or existing agreement entered into by Employee and the Company with respect to the subject matter hereof. This Agreement may not be modified or amended, in whole or in part, except by a writing signed by Employee and a duly authorized representative of the Company other than Employee. I agree that any subsequent change in my duties or compensation for employment will not affect the validity or scope of this Agreement.

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IF YOU HAVE ANY QUESTIONS CONCERNING THIS AGREEMENT, YOU MAY WISH TO CONSULT AN ATTORNEY. MANAGERS, LEGAL COUNSEL AND OTHERS AT THE COMPANY ARE NOT AUTHORIZED TO GIVE YOU LEGAL ADVICE CONCERNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date: July 7, 2014	Richard E Davis
Employee Name

/s/ Richard E Davis
Employee Signature

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SCHEDULE A
EMPLOYEE DISCLOSURE

1.	PROPRIETARY INFORMATION

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Arch Therapeutics, Inc., a Nevada corporation (the “Company”), other than information I have learned from the Company in the course of being hired:

__________________________________________________________________________________

__________________________________________________________________________________

(Check here _____ if continued on additional attached sheets)

2.	EXCLUDED INVENTIONS

The following information is provided in accordance with Section 5 of the Employee Proprietary Information and Invention Assignment Agreement (“Agreement”) executed by me:

I have made no Inventions prior to my employment with the Company that are owned by me (either alone or jointly with others) and I do not wish to exclude any Inventions from the scope of the Agreement.

The following is a complete and accurate list of all Inventions I have made, conceived, discovered or developed prior to my employment with the Company, that are owned by me (either alone or jointly with others), which I wish to exclude from the scope of the Agreement:

__________________________________________________________________________________

__________________________________________________________________________________

(Check here _____ if continued on additional attached sheets)

3.	FORMER AGREEMENTS

The following information is provided in accordance with Section 5(g) of the Agreement:

I am not party to any agreement or have any relationship with or commitment to any other person or entity regarding proprietary information or Inventions.

The following is a complete and accurate list of all agreements, relationships with or commitments to any other person or entity regarding proprietary information or Inventions. I have attached copies of any such agreements in my possession or, to the extent that I am prohibited from doing so due to confidentiality obligations, I have summarized the relevant terms thereof.

__________________________________________________________________________________

__________________________________________________________________________________
(Check here _____ if continued on additional attached sheets)

Date:
Employee Name

Employee Signature

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SCHEDULE B

TERMINATION CERTIFICATE CONCERNING
PROPRIETARY INFORMATION AND COMPANY INVENTIONS

This document is to certify that I have returned all property of Arch Therapeutics, Inc., a Nevada corporation (the “Company”), including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written and tangible materials containing Proprietary Information in my possession.

I further certify that I have reviewed the Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the disclosure of any Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company, and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

Date:
Employee Name

Employee Signature

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Arch Therapeutics Appoints Richard Davis as Chief Financial Officer

Financial Experience Adds Strength to Executive Team

WELLESLEY, MA – July 7, 2014 -- Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), a life sciences company and developer of the AC5 Surgical Hemostatic Device™, a novel product aimed at controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, has appointed Richard Davis as Chief Financial Officer and Treasurer as it continues to expand its team. Mr. Davis, who has worked as a consultant at Arch since April, has started full time in his new role effective today, July 7, 2014. The Company’s current Chief Financial Officer and Treasurer, Alan Barber, has resigned from his position effective July 7, 2014 and has become an advisor to the Company.

Mr. Davis brings a proven and successful record of more than 25 years of progressive and diversified business, financial and operational leadership within both publicly traded and privately held, domestic and multinational companies. Most recently, he has been an advisor to small and mid-size companies assisting them in their accounting, financial reporting, investor and banking needs. Prior to that, he was President, Chief Operating Officer and Chief Financial Officer at NMT Medical, Inc., a NASDAQ-traded medical device company. In this role he developed and executed strategic and operational plans that resulted in revenue growth of 35 percent, 13 consecutive quarters of profitability, increased stock price and analyst coverage from five major investment firms; directed the stabilization of a French subsidiary and led successful efforts in raising $6 million from institutional investors to fund ongoing FDA-approved clinical trials. Prior to that, he was Vice President and Chief Financial Officer at Q-Peak, Inc., where he oversaw all financial and administrative functions. Earlier, he worked in a variety of senior level positions at the Coleman Company, The TJX Companies, Inc. and Wang Laboratories. He holds a Master of Business Administration degree with a Finance concentration from Babson College and a Bachelor of Business Administration degree from the University of Massachusetts Amherst.

Terrence W. Norchi, M.D., Chief Executive Officer of Arch Therapeutics, said, “Rick brings a tremendous amount of financial experience to Arch, and we are honored to have such a seasoned executive join our team as Chief Financial Officer. During his time with us as a consultant, he quickly impressed us with his insights, and we are now delighted to have him aboard full-time. At the same time, we are grateful to Alan Barber for his past years of service in building the foundations of the Company’s financial team.”

Mr. Davis said, “I am very impressed with the innovative and game changing product that Arch Therapeutics is developing. I believe the AC5 Surgical Hemostatic Device™ will prove to be an attractive opportunity to a wide range of investors as well as to the medical community. I look forward to serving as Chief Financial Officer and working with Arch’s management and both current and potential investors as the Company moves ahead.”

About Arch Therapeutics, Inc.
Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as AC5 Surgical Hemostatic Device™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Find out more at www.archtherapeutics.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop, successfully complete clinical trials for, obtain regulatory approvals for and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, any or all such beliefs, plans, expectations or intentions could prove to be wrong. Investors should consult all of the information set forth herein and should also refer to the risk factors and other disclosure contained in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,
Terrence W. Norchi, MD
Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations
Toll Free: +1-855-340-ARTH (2784) (US and Canada)
Email: investors@archtherapeutics.com
Website: www.archtherapeutics.com